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Exhibit 99.01

Item 7—Management's Discussion and Analysis of Financial Condition and Results of Operations

EXECUTIVE SUMMARY

This discussion includes references to non-GAAP financial measures as defined in Regulation G of SEC rules. We present such non-GAAP financial measures, as we believe such information is of interest to the investment community because it provides additional meaningful methods of evaluating certain aspects of the Company's operating performance from period to period on a basis that may not be otherwise apparent on a GAAP basis. These financial measures should be viewed in addition to, not in lieu of, the Company's consolidated financial statements for the year ended December 31, 2007.

This discussion includes forward-looking statements, including under the heading "Summary—Shaping our Future" and "—Financial Targets". Please see "Information Concerning Forward-Looking Statements" for certain cautionary information regarding forward-looking statements and a list of factors that could cause actual results to differ materially from those predicted in the forward-looking statements.

SUMMARY

Overview

The difficult market conditions in the first nine months of 2007 continued into the last quarter with further rate decreases across most sectors of the market in which we operate. We believe premium rate declines were between 15 to 20 percent in the United States and 5 to 20 percent elsewhere during 2007.

In the reinsurance market, we have seen a combination of declining rates, a reduction in amounts reinsured and other changes, including recent changes in Florida legislation which significantly increased capacity and reduced prices. Although premium rates have declined by approximately 10 percent on average, the most significant impact on reinsurance growth has been higher retentions at the primary underwriters. We expect the reinsurance market to continue to soften in light of favorable loss trends and the strong reserves and returns on equity achieved by the insurance companies.

Despite these difficult trading conditions, we reported 3 percent organic commissions and fee growth and over a 1 percentage point increase in our operating margin for the year ended December 31, 2007 compared with 2006. We continue to execute on our Shaping our Future strategy to deliver productivity improvements and profitable growth. Shaping our Future has contributed to improved margins in our North America and International retail businesses. The strategy mitigated the margin decrease in our Global operations which reflected investments made in analytics and capital market capabilities in our reinsurance operations and an adverse impact from foreign exchange.

Results 2007 compared with 2006

Net income in 2007 was $409 million, or $2.78 per diluted share, compared with $449 million, or $2.84 per diluted share, in 2006 as the benefits of increased revenues and a 1 percent increase in margin were more than offset by the non-recurrence of a $71 million tax credit in fourth quarter 2006, primarily relating to the resolution of certain prior year tax matters.

Total revenues at $2,578 million were $150 million, or 6 percent, higher than in 2006 of which 2 percent related to foreign currency translation and 1 percent to net acquisitions and disposals. Organic revenue growth was 3 percent reflecting net new business growth of 4 percent and a 1 percent negative impact from declining rates and other market factors.

Operating margin at 24 percent was 1 percentage point higher than in 2006 mainly reflecting:

•
the $102 million gain on disposal of our London headquarters in 2006, equivalent to approximately a 4 percentage point decrease in margin;

•
the $105 million expenditure in 2006 to launch our Shaping our Future strategy, equivalent to approximately a 4 percentage point increase in margin;

•
the benefit of 2007 cost savings relating to our Shaping our Future strategy and lower charges for pensions and legal provisions; and

•
an adverse year on year impact from foreign currency translation, equivalent to approximately a 1 percentage point decrease in margin.

Results 2006 compared with 2005

Net income in 2006 was $449 million, or $2.84 per diluted share, compared with $281 million, or $1.72 per diluted share, in 2005. This increase reflected good organic revenue growth, improved operating margin and the benefit of a $71 million tax credit in the fourth quarter which was primarily related to the resolution of certain prior year tax matters.

Total revenues at $2,428 million were $161 million, or 7 percent, higher than in 2005 as organic revenue growth of 8 percent, reflecting net new business growth in all our business units, more than offset a small reduction in market remuneration.

Operating margin for 2006 was 23 percent compared with 20 percent in 2005. Our margins in 2006 and 2005 have been impacted by a number of significant items:

•
a $102 million gain on disposal of our London headquarters in second half 2006, equivalent to 4 percent of revenues;

•
$105 million of expenditure in 2006 in support of our Shaping our Future strategic initiatives,

  see "Shaping our Future" below, equivalent to 4 percent of revenues;

•
a $78 million gain on the sale of Stewart Smith in second quarter 2005, equivalent to 3 percent of revenues; and

•
first quarter 2005 charges for: regulatory settlements and related costs, $60 million; the first quarter 2005 headcount reduction program, $28 million; and a $20 million additional charge for legal provisions following the March 31, 2005 review of legal proceedings, in total equivalent to 5 percent of revenues.

The year on year improvement in 2006 operating margin also reflected lower pension charges compared with 2005, the benefit of net new business and increased productivity from recent hires. These were partly offset by the impact of lower market remuneration.

Shaping our Future

Our Shaping our Future strategy is a series of initiatives designed to deliver profitable growth. We incurred $105 million of costs in 2006 on growth initiatives and we have continued to execute on the strategy throughout 2007. Achievements to date include the delivery of our Eclipse broking technology and the new end-to-end process for our London Market businesses, together with a $10 million benefit in 2007 from our client profitability program. The client profitability program is now being rolled out to our retail network, including North America, Australia and our major European operations.

We announced at our Investor Day on November 2, 2007 that, following the tangible results of our Shaping our Future strategy, we expect to invest further in key profitable growth initiatives in 2008.

We are conducting a thorough review of all businesses to identify additional opportunities for cost savings to help fund a portion of these anticipated investments. Although the review is not complete, we currently anticipate that it will lead us to incur a pretax charge in the range of approximately $60 million to $90 million beginning in the first quarter 2008. We expect this review will lead to annualized cost savings in the range of $20 million to $40 million in 2008, and that there will be increased benefits in 2009. These savings are in addition to the anticipated annualized net benefit from the 2006 Shaping our Future charges which are currently estimated to be approximately $30 million in 2008 and $45 million by 2009.

Financial targets

Excluding this anticipated charge, we continue to expect an adjusted operating margin (operating margin excluding net gains and losses on disposals and other one-time items) of approximately 24 percent in 2008, as underlying business growth and cost savings are reinvested. We also continue to expect adjusted operating margins to expand in 2009 and 2010 to reach our previously stated goal of 28 percent or more.

In addition, we also expect to deliver adjusted diluted earnings per share (diluted earnings per share excluding net gains and losses on disposals and other one-time items) in the range of $2.85-$2.95 in 2008, $3.30-$3.40 in 2009, and $4.00-$4.10 in 2010. These figures include an estimated $0.10 accretion in 2008 increasing to $0.30 by 2010 via share buy backs.

Acquisitions

In second quarter 2007, we acquired Chicago-based Insurance Noodle and an additional 17 percent stake in Coyle Hamilton Willis, our Irish subsidiary.

Insurance Noodle is an internet distributor of US small business property-casualty insurance with annual revenues of approximately $6 million. We believe that Insurance Noodle's web-enabled business model, combined with its strong carrier relationships and distribution through over 2,500 agents across the United States, offers us a greatly improved, lower-cost way to reach and service this key US market.

On January 2, 2008 we purchased an additional 4 percent of the voting rights in Gras Savoye for

$30 million, bringing our total voting rights to 42 percent.

Share buybacks

We repurchased shares totaling $481 million through our share buyback programs in 2007. On November 1, 2007, the Board authorized a new share buyback program for $1 billion. This replaced our previous $1 billion buyback program and its remaining $308 million authorization. There were no share repurchases under the new authorization in 2007. As of February 22, 2008, we had repurchased 908,000 shares at a cost of $30 million under the new authorization.

Cash and financing

Cash at December 31, 2007 was $200 million; $88 million lower than at December 31, 2006. Net cash from operating activities of $268 million, together with cash brought forward, were used to fund:

•
dividend payments of $143 million;

•
fixed asset additions of $185 million of which $106 million related to our new US and UK headquarters buildings; and

•
acquisitions of $82 million.

Total long-term debt at December 31, 2007 was $1,250 million (December 31, 2006: $800 million) and total stockholders' equity was $1,347 million (December 31, 2006: $1,454 million) giving a capitalization ratio (total long-term debt to total long-term debt and stockholders' equity) of 48 percent at December 31, 2007 compared with 35 percent at December 31, 2006. The increase in this ratio was principally attributable to a $600 million debt issue and the $481 million share repurchases in 2007.

In March 2007, we issued $600 million of 10 year senior notes at 6.20 percent. We used the proceeds of the notes to fund the share buybacks and to repay a net $150 million on our revolving credit facility. In addition, on November 7, 2007, we amended our revolving credit facility to increase the permitted leverage ratio (defined as net indebtedness to consolidated EBITDA for the prior four quarters) from 2.5:1.0 to 3.0:1.0. At December 31, 2007, our leverage ratio was approximately 1.5:1.0, up from 0.8:1.0 at December 31, 2006.

We continue to generate strong operating cash flows and we believe that these allow us flexibility in our capital planning. Our investment grade credit ratings were reaffirmed when we issued the $600 million of notes in the latter part of March 2007.

London headquarters

We are currently moving from Ten Trinity Square into our new London headquarters on Lime Street. In November 2004, we entered into an agreement to lease the Lime Street building and took control of the building in June 2007 under a 25 year lease. Annual rentals are $41 million per year and we have subleased or agreed to sublease approximately 25 percent of the site under leases up to 15 years long. The outstanding contractual obligation for lease rentals at December 31, 2007 was $947 million and the amounts receivable from committed subleases was $78 million.

Reporting structure

Effective January 1, 2007, we changed our reporting structure. Our UK and Irish retail operations, Willis UK and Ireland, which were previously reported within our Global segment, are now reported with our previously existing international units as a single International segment which incorporates all our retail operations outside North America.

BUSINESS AND MARKET OVERVIEW

We provide a broad range of insurance brokerage and risk management consulting services to our worldwide clients. Our core businesses include Aerospace; Energy; Marine; Construction; Financial and Executive Risks; Fine Art, Jewelry and Specie; Special Contingency Risks; and Reinsurance.

In our capacity as an advisor and insurance broker, we act as an intermediary between our clients and insurance carriers by advising our clients on their risk management requirements, helping clients determine the best means of managing risk, and negotiating and placing insurance risk with insurance carriers through our global distribution network.

From the late 1980s through late 2000, insurance premium rates generally trended downwards as a result of a number of factors. However, following several years of underwriting losses, the declines in world equity markets and lower interest rates, many insurance carriers began to increase premium rates in 2000. The tragic events of September 11, 2001 acted as a catalyst, especially in areas such as aerospace, and rates generally continued to rise through 2003.

During 2004, we saw a rapid transition from a hard market, with premium rates stable or increasing, to a soft market, with premium rates falling in most markets. The soft market continued throughout 2005, although the rate of decline moderated in the latter part of the year. During 2006, the insurance market remained highly competitive and, outside of catastrophe-exposed markets, rates in most sectors have continued to decline.

In 2007, the market has softened further with premium rate decreases in many of the market sectors in which we operate, including declines of between 5 and 20 percent in many territories.

OPERATING RESULTS—GROUP

Revenues

2007 compared with 2006

				Change attributable to:
	2007	2006(i)	% change	Foreign currency translation	Acquisitions and disposals	Market remuneration	Organic revenue growth(ii)
	(millions)
Global	$750	$737	2%	1%	1%	0%	0%
North America	751	744	1%	0%	0%	0%	1%
International	962	847	14%	6%	0%	0%	8%

Commissions and fees	$2,463	$2,328	6%	2%	1%	0%	3%

Investment income	96	87	10%
Other income	19	13	46%

Total revenues	$2,578	$2,428	6%

(i)
Effective January 1, 2007 we changed our management structure. Our UK and Irish retail operations, Willis UK and Ireland, which were previously within our Global division, have been combined with our other international units to create a single International Segment (2006 revenue reclassification of $292 million). The new International segment incorporates all our retail operations outside North America. Our Energy business previously reported in our North America division is now reported within our Global division (2006 revenue reclassification of $19 million). Our prior period revenue analysis has been adjusted to reflect our new internal reporting structure.

(ii)
Organic revenue growth excludes the impact of foreign currency translation, acquisitions and disposals, market remuneration, investment income and other income from reported revenues. We use organic growth as a measure of business growth generated by operations that were part of the Group at the end of the period. Our method of calculating this measure may differ from that used by other companies and therefore comparability may be limited.

Our 2007 revenues at $2,578 million were $150 million, or 6 percent, higher than in 2006 of which 2 percent was attributable to foreign currency translation and 1 percent to net acquisitions and disposals.

Our International and Global operations earn a significant portion of their revenues in currencies other than the US dollar. For the year ended December 31, 2007, reported revenues in International benefited significantly from the year on year effect of foreign currency translation, in particular due to the weakening of the dollar against both sterling and the euro, compared with 2006.

Net acquisitions and disposals added a net 1 percent to total revenues in 2007 which was primarily attributable to the acquisitions of: Insurance Noodle in Chicago; Burkart Risk

Consulting and Partner in Switzerland; and Gras Savoye Re, a new venture with Gras Savoye.

Organic growth in commissions and fees in 2007 was 3 percent compared with 2006, reflecting net new business growth of 4 percent, together with the benefit of maintaining client retention levels in excess of 90 percent.

Organic growth in commissions and fees in 2007 included a negative 1 percent impact from premium rates and other market factors, with the impact of the significant rate decreases largely offset by the benefit of other market factors, including higher commission rates, client profitability analyses, higher insured values and changes in limits or exposures.

Organic revenue growth by segment is discussed further in "Operating Results—Segment Information" below.

2006 compared with 2005

				Change attributable to:
	2006(i)	2005(i)	% change	Foreign currency translation	Acquisitions and disposals	Market remuneration	Organic revenue growth(ii)
	(millions)
Global	$737	$698	6%	1%	(2)%	(3)%	10%
North America	744	701	6%	0%	0%	0%	6%
International	847	791	7%	(1)%	1%	0%	7%

Commissions and fees	$2,328	$2,190	6%	0%	(1)%	(1)%	8%

Investment income	87	73	19%
Other income	13	4	225%

Total revenues	$2,428	$2,267	7%

(i)
Effective January 1, 2007 we changed our management structure. Our UK and Irish retail operations, Willis UK and Ireland, which were previously within our Global division, have been combined with our other International units to create a single International segment (2006 revenue reclassification of $292 million, 2005 $280 million). The new International segment incorporates all our retail operations outside North America. Our Energy business previously reported in our North America division is now reported within our Global division (2006 revenue reclassification of $19 million, 2005 $17 million). Our prior period revenue analysis has been adjusted to reflect our new internal reporting structure.

(ii)
Organic revenue growth excludes the impact of foreign currency translation, acquisitions and disposals, market remuneration, investment income and other income from reported revenues. We use organic growth as a measure of business growth generated by operations that were part of the Group at the end of the period. Our method of calculating this measure may differ from that used by other companies and therefore comparability may be limited.

Our 2006 revenues at $2,428 million were $161 million, or 7 percent, higher than in 2005 with organic revenue growth of 8 percent, reflecting strong net new business growth, more than offsetting a 1 percent decrease attributable to market remuneration.

Our International and Global operations earn a significant portion of their revenues in currencies other than the US dollar. In 2006, while there was no net impact on total reported revenues from the year on year effect of foreign currency translation, Global revenues benefited by a net 1 percent which mainly reflected stronger average sterling exchange rates against the dollar, compared with 2005.

Net acquisitions and disposals had a neutral impact on total revenues in 2006 as the benefit of acquisitions in: International, including MGT

Corredores de Seguros in Chile, Nicon in Sweden, Asesores in Peru, and Athos in Brazil; and Global, including Gueits Adams and International Insurance Brokers Inc; was offset by the impact of the Stewart Smith sale in April 2005.

Organic growth in commissions and fees in 2006 was 8 percent compared with 2005, reflecting strong net new business growth in all our operations. There was a net negligible year on year impact from rates and other market factors as the impact of generally declining rates was offset by other factors, including higher commission rates, higher insureds and changes in limits or exposures, together with significant rate increases in areas with exposures to windstorm and catastrophe.

General and administrative expenses

	2007	2006	2005
	(millions, except percentages)
Salaries and benefits	$1,448	$1,457	$1,384
Other	460	454	405

General and administrative expenses	$1,908	$1,911	$1,789

Salaries and benefits as a percentage of revenues	56%	60%	61%
Other as a percentage of revenues	18%	19%	18%

2007 compared with 2006

General and administrative expenses at $1,908 million for 2007 were $3 million lower than in 2006. This decrease was mainly attributable to:

•
the 2006 strategic initiative expenditure of $96 million relating to the launch of our Shaping our Future strategy, of which $59 million related to salaries and benefits and $37 million to other expenses; and

•
the benefits of our Shaping our Future initiatives,

partly offset by

•
a 4 percent adverse impact from foreign currency translation.

Salaries and benefits were 56 percent of 2007 revenues, compared with 60 percent in 2006, with the decrease reflecting:

•
the $59 million benefit as a result of 2006 strategic initiative expenditure, equivalent to approximately 2 percentage points;

•
the benefits of cost controls and our Shaping our Future initiatives; and

•
a $36 million reduction in pension charges, equivalent to approximately 1 percentage point. This decrease was mainly attributable to an increase in the expected return on assets in the UK plan reflecting higher asset levels due to the significant additional contributions we have made in 2007 and 2006;

partly offset by

•
an adverse impact from foreign currency translation, equivalent to approximately 4 percentage points; and

•
continued hiring in targeted development areas, including energy, construction, marine, financial institutions, reinsurance analytics and employee benefits.

Net headcount on a full-time equivalent ("FTE") basis at December 31, 2007 was approximately 13,100, broadly in line with December 31, 2006. For the year ended December 31, 2007 average revenues per employee were approximately $192,000 compared with $186,000 per employee for fiscal 2006, an increase of 3 percent. This increase reflected the benefit of improvements in our retail operations in North America and International. Revenues per FTE employee in our Global operations were broadly in line with 2006, with the benefit of productivity improvements and steady client retention largely offset by lower revenues in reinsurance reflecting the difficult trading environment which has seen rate declines throughout 2007.

Other expenses were 18 percent of revenues in 2007 compared with 19 percent in 2006, with the decrease reflecting:

•
the $37 million benefit as a result of 2006 strategic initiative expenditure, equivalent to approximately 2 percentage points;

•
a $22 million reduction in the net charge for legal provisions, reflecting both the favorable resolution of a small number of potentially significant claims and the benefit of a favorable trend in UK claims expense; and

•
the benefit of our continued focus on cost controls;

partly offset by

•
an adverse impact from foreign currency translation, equivalent to approximately 4 percentage points; and

•
a $17 million additional rental expense recognized in second half 2007, following practical completion of our new London headquarters in June 2007 which gave us control of the building.

Other expenses in 2007 also include $13 million of rent on our existing London headquarters building, following its sale and leaseback in September 2006. We have given notice to terminate this lease on April 30, 2008 as we are on schedule to complete the move to our new London headquarters by mid April 2008. Of the $121 million pre-tax gain on the sale of the building, $22 million was deferred and is being recognized over the revised life of the lease, of which $14 million was recognized in 2007.

2006 compared with 2005

General and administrative expenses at $1,911 million for 2006 were $122 million, or 7 percent, higher than in 2005 including a net 1 percent adverse impact from foreign currency translation.

General and administrative expenses were adversely impacted by significant charges in both 2006 and 2005. In 2006 we incurred $96 million of expenditure on strategic initiatives, as discussed above, and in 2005 we incurred significant first quarter charges relating to: the first quarter 2005 headcount reduction program, $28 million; a $20 million additional charge for legal provisions; and $9 million of costs related to regulatory settlements.

Salaries and benefits were 60 percent of 2006 revenues compared with 61 percent in 2005 with the decrease being attributable to:

•
pensions:

  the pension charge in 2006 was $33 million lower than in 2005 which was mainly attributable to an increase in the expected return on assets in the UK plan due to higher asset levels, reflecting the good returns in 2005 and increased contributions by the Company, and an increase in the expected rate of return assumption from 7.25 percent to 7.75 percent. In addition, the US charge benefited from savings attributable to the 2005 headcount reduction program; and

•
the benefit of net new business and an increased revenue contribution from our recent hires;

offset by

•
severance:

  severance costs were $41 million in 2006 of which $35 million related to our strategic initiatives under which nearly 500 positions were eliminated. Severance costs were $30 million in 2005 of which $28 million related to a headcount reduction program in first quarter 2005 under which approximately 500 positions were eliminated; and

•
a $19 million reduction in market remuneration.

Other expenses at $454 million were $49 million, or 12 percent, higher than in 2005 of which 1 percent was attributable to the impact of net acquisitions and disposals and 1 percent to foreign currency translation.

Other expenses were 19 percent of revenues in 2006 compared with 18 percent in 2005 with the net increase mainly attributable to:

•
the $37 million expenditure on strategic initiatives in 2006; partly offset by

•
an additional $20 million provision for legal claims following the March 31, 2005 review of legal proceedings and $9 million of legal costs relating to the 2005 regulatory settlements.

Operating income and margin (operating income as a percentage of revenues)

	2007	2006	2005
	(millions, except percentages)
Revenues	$2,578	$2,428	$2,267
Operating income	620	552	451
Operating margin or operating income as a percentage of revenues	24%	23%	20%

2007 compared with 2006

Operating margin was 24 percent in 2007 compared with 23 percent in 2006. This increase reflected the impact of:

•
the $105 million of expenditure in 2006 in support of the Shaping our Future strategic initiatives, equivalent to 4 percentage points; and

•
a 4 percentage point improvement in our retail margin, reflecting the increased margins in both North America and International as a result of our focus on productivity and profitable growth, together with the benefit of lower charges for pensions and legal provisions in our UK and US operations;

partly offset by

•
the $102 million pre-tax gain on the sale of our London headquarters, equivalent to 4 percentage points; and

•
a 2 percentage point reduction in Global's operating margin mainly reflecting the difficult reinsurance trading environment and an adverse impact from foreign exchange, partly offset by the benefit of our productivity initiatives and the benefit of lower charges for pensions and legal provisions.

Operating segment margins are discussed further in "Operating Results—Segment Information" below.

2006 compared with 2005

Operating margin was 23 percent in 2006 compared with 20 percent in 2005. Our margins in 2006 and 2005 were impacted by a number of significant items:

•
the $102 million pre-tax gain on the sale of our London headquarters in second half 2006, equivalent to 4 percentage points;

•
the $105 million of expenditure in 2006 in support of our Shaping our Future strategic initiatives, equivalent to 4 percentage points;

•
the $78 million gain on the sale of Stewart Smith in 2005, equivalent to 3 percentage points; and

•
first quarter 2005 charges for: regulatory settlements and related costs, $60 million; the first quarter 2005 headcount reduction program, $28 million; and a $20 million additional charge for legal provisions following the March 31, 2005 review of legal proceedings, in total equivalent to 5 percentage points.

The year on year improvement in 2006 operating margin also reflected lower pension charges, the benefit of net new business and increased productivity from recent hires, partly offset by the impact of lower market remuneration.

Interest expense

Interest expense in 2007 was $66 million, compared with $38 million in 2006 and $30 million in 2005, with the increases due to higher average levels of debt at higher interest rates following the replacement of the $450 million term loan with the issuance of $600 million of senior notes in July 2005 and the issuance of a further $600 million of senior notes in March 2007.

Income taxes

	2007	2006	2005
	(millions, except percentages)
Income before taxes	$554	$514	$421
Income taxes	144	63	143
Effective tax rate	26%	12%	34%

2007 compared with 2006

The effective tax rate in 2007 was 26 percent compared with 12 percent in 2006, with the increase mainly reflecting:

•
a $71 million tax credit in 2006, equivalent to 14 percentage points, arising principally from the resolution of complex tax issues relating to the original KKR acquisition structure and subsequent internal restructurings in reaction to changes in UK tax laws; and

•
a low tax rate on the gain on disposal of our London headquarters in 2006;

partly offset by

•
the implementation of tax strategies in 2007;

•
a $4 million reduction in our net deferred tax liabilities in the United Kingdom, reflecting UK tax legislation enacted in the second half of 2007. This legislation reduces the rate of UK corporation tax from 30 percent to 28 percent with effect from April 2008; and

•
a greater proportion of income being outside the United States.

Both 2007 and 2006 benefited from the release of tax provisions relating to prior tax periods following the resolution of tax issues surrounding prior debt refinancing.

Going forward, we expect our full year 2008 tax rate, excluding the effect of the disposal of our London headquarters, share-based compensation and the release of tax provisions relating to the resolution of prior period tax positions, will be approximately 30 percent.

2006 compared with 2005

The effective tax rate in 2006 was 12 percent compared with 34 percent in 2005. The lower effective tax rate was primarily attributable to a $65 million tax credit arising in 2006 and the low tax rate on the gain on disposal of our London headquarters. In addition, there was a $6 million credit in fourth quarter 2006 relating to deferred tax on acquired intangibles.

Net income and diluted earnings per share

	2007	2006	2005
	(millions, except per share data)
Net income	$409	$449	$281
Diluted earnings per share	$2.78	$2.84	$1.72
Average diluted number of shares outstanding	147	158	163

2007 compared with 2006

Net income for 2007 was $409 million, or $2.78 per diluted share, compared with $449 million, or $2.84 per diluted share, in 2006 with the decrease mainly reflecting the impact of:

•
the $94 million post-tax gain on the sale of our London headquarters in 2006, equivalent to $0.59 per diluted share;

•
the $71 million tax credit in 2006 as discussed above, equivalent to $0.45 per diluted share; and

•
a $20 million post-tax increase in interest expense in 2007 reflecting increased long term borrowing to fund share buybacks and additional pension contributions, equivalent to $0.14 per diluted share;

partly offset by

•
the $74 million post-tax impact of expenditure in 2006 to launch our Shaping our Future strategic initiatives, equivalent to $0.47 per diluted share; and

•
increased revenues and the improved margin in 2007 as discussed above.

Foreign currency translation had a $0.06 negative year on year impact on diluted earnings per share in 2007.

Average sharecount reduced from 158 million in 2006 to 147 million in 2007 primarily reflecting the impact of the 15 million shares repurchased under accelerated share repurchase programs in November 2006 and March 2007. After taking into account incremental funding costs, there was a $0.09 benefit to diluted earnings per share from these share buybacks for 2007.

2006 compared with 2005

Net income for 2006 was $449 million, or $2.84 per diluted share, compared with $281 million, or $1.72 per diluted share in 2005. Net income in both 2006 and 2005 was impacted by a number of significant items, with the increase reflecting the effect of:

•
the $94 million post-tax gain on disposal of our London headquarters in 2006, equivalent to $0.59 per diluted share;

•
the $71 million tax credit in fourth quarter 2006, equivalent to $0.45 per diluted share; and

•
the first quarter 2005 charges for regulatory settlements and related costs, the headcount reduction program and the March 31, 2005 review of legal proceedings, in total equivalent to $0.43 per diluted share;

partly offset by

•
the $74 million post-tax impact of 2006 Shaping our Future expenditure, equivalent to $0.47 per diluted share; and

•
the gain on disposal of Stewart Smith in second quarter 2005, equivalent to $0.25 per diluted share.

Foreign currency translation had a $0.02 negative year on year impact on diluted earnings per share in 2006. A five million reduction in average diluted share count contributed $0.09 to 2006 diluted earnings per share.

Average sharecount reduced from 163 million in 2005 to 158 million in 2006 primarily reflecting the impact of the 10 million shares repurchased during 2005.

OPERATING RESULTS—SEGMENT INFORMATION

We organize our business into three segments: Global, North America and International. Our Global business provides specialist brokerage and consulting services to clients worldwide for risks arising from specific industries and activities. North America and International comprise our retail operations and provide services to small, medium and major corporates.

The following table is a summary of our operating results by segment for the three years ending December 31, 2007:

	2007			2006			2005
	Revenues	Operating Income	Operating Margin	Revenues	Operating Income	Operating Margin	Revenues	Operating Income	Operating Margin
	(millions)			(millions)			(millions)
Global	$796	$225	28%	$780	$234	30%	$733	$220	30%
North America	786	152	19%	777	138	18%	721	104	14%
International	996	251	25%	871	180	21%	813	171	21%

Total Retail	1,782	403	23%	1,648	318	19%	1,534	275	18%
Corporate & Other(1)	—	(8)	n/a	—	—	n/a	—	(44)	n/a

Total Consolidated	$2,578	$620	24%	$2,428	$552	23%	$2,267	$451	20%

(1)
Corporate and Other includes the costs of the holding company; foreign exchange hedging activities; amortization of intangible assets; net gains and losses on disposal of operations and properties; certain legal costs; expenditure on our 2006 Shaping our Future initiatives; and 2005 charges and costs relating to regulatory settlements, legal provisions and severance costs held centrally.

Global

Our Global operations comprise Global Specialties and Reinsurance. The following table sets out revenues, organic revenue growth and operating income and margin for the three years ended December 31, 2007:

	2007	2006	2005
	(millions, except percentages)
Commissions and fees	$750	$737	$698
Investment income	46	43	35

Total revenues	$796	$780	$733

Operating income	$225	$234	$220
Organic revenue growth(i)	0%	10%	6%
Operating margin	28%	30%	30%

(i)
Organic revenue growth excludes the impact of foreign currency translation, acquisitions and disposals, market remuneration, investment income and other income from reported revenues. We use organic growth as a measure of business growth generated by operations that were part of the Group at the end of the period. Our method of calculating this measure may differ from that used by other companies and therefore comparability may be limited.

Revenues: 2007 compared with 2006

Commissions and fees were $13 million, or 2 percent higher, in 2007 compared with 2006 of which 1 percent was attributable to the net impact of acquisitions and disposals and

1 percent to foreign currency translation. Organic revenue growth was flat in 2007 with the benefit of a 6 percent increase in Global Specialties offset by a 4 percent decrease in Reinsurance.

Global Specialties revenue growth reflected the benefit of one-time income from satellite launches and strong growth in Construction, especially in global infrastructure projects, together with good performances from Energy, Financial Institutions and Niche. This revenue growth was achieved despite significant rate reductions with rates decreasing in: Aerospace by some 15 to 20 percent year on year; Marine Hull by 15 to 20 percent; Marine cargo by 25 to 40 percent; and Financial Institutions, Energy and Niche by some 10 to 15 percent.

Organic revenues in reinsurance declined in 2007 and were adversely impacted by a combination of declining rates, a reduction in amounts reinsured and other changes, including recent changes in Florida legislation which significantly increased capacity and reduced prices. Although premium rates have declined by at least 10 percent on average, the most significant impact on reinsurance growth has been higher retentions at the primary underwriters. Client retention rates, however, remain very high and we have continued to make investments in Reinsurance to strengthen capital markets and analytics capabilities, which will drive future growth opportunities.

Revenues: 2006 compared with 2005

Commissions and fees were $39 million, or 6 percent higher, in 2006 compared with 2005 primarily reflecting organic revenue growth of 10 percent and a 1 percent favorable impact from foreign currency translation, partly offset by a 2 percent adverse impact from acquisitions and disposals and a 3 percent adverse impact from lower market remuneration.

Organic revenue growth reflected strong net new business growth. In our Global Specialties business Financial Institutions, Niche, Aerospace and Construction all showed good growth and there was a $9 million benefit from the Shaping our Future client profitability project that was piloted in the global specialty business in the second half of 2006.

Reinsurance reported strong growth in 2006 compared with 2005. In Marine, Energy and catastrophe-exposed American and Caribbean Property, terms and conditions significantly tightened. Capacity in these markets remained inadequate which, together with the shortage of retrocessional reinsurance, led to significant rate increases. However, in many other sectors of the reinsurance market, pricing and terms continued to soften.

Operating margin: 2007 compared with 2006

Operating margin in our Global operations was 28 percent in 2007 compared with 30 percent in 2006. Revenues in our Global operations are largely dollar denominated while our expense base is primarily sterling denominated. The weakening of average dollar rates against sterling generated a negative 2 percentage point impact on Global's margin.

Operating margin in Global Specialities in 2007 was broadly in line with 2006 as the revenue growth achieved against the backdrop of a very tough rate environment was offset by moderate expense growth. The moderate expense growth reflected the benefits of Shaping our Future initiatives, lower charges for pension costs and legal provisions and good cost control, partly offset by an adverse impact from foreign exchange and continued hiring in targeted areas such as Construction, Energy and Financial Institutions.

Reinsurance's operating margin decreased in 2007 largely reflecting the decline in revenues, an adverse impact from foreign exchange and our continued investment in analytics, partly offset by the benefit of lower charges for pension costs and legal provisions, and good cost control.

Operating margin: 2006 compared with 2005

Operating margin was 30 percent in both 2006 and 2005, as an increase in our Global Specialities operating margin was offset by a decrease in our Reinsurance margin.

The Global Specialties margin included the benefit of strong revenue growth in Aerospace, Construction and Financial Institutions, good cost control and a lower pensions charge.

Our Reinsurance margin was impacted by the declining rate environment in 2006 partly offset by the benefit of tight cost controls and the early impact of Shaping our Future initiatives instigated in the latter half of the year.

North America

	2007	2006	2005
	(millions, except percentages)
Commissions and fees	$751	$744	$701
Investment income	18	21	16
Other income	17	12	4

Total revenues	$786	$777	$721

Operating income	$152	$138	$104
Organic revenue growth(i)	1%	6%	5%
Operating margin	19%	18%	14%

(i)
Organic revenue growth excludes the impact of foreign currency translation, acquisitions and disposals, market remuneration, investment income and other income from reported revenues. We use organic growth as a measure of business growth generated by operations that were part of the Group at the end of the period. Our method of calculating this measure may differ from that used by other companies and therefore comparability may be limited.

Revenues: 2007 compared with 2006

Commissions and fees in North America were $7 million, or 1 percent, higher in 2007 compared with 2006 which was attributable to organic growth. The organic revenue growth was achieved in the face of declining rates across most regions of the United States: MarketScout data for 2007 showed average property and casualty rate declines in the year of 13 percent. Despite the declining rates, we saw good growth in the Southeast, Central and New York regions and in our program business and employee benefits.

The rate of organic revenue growth has moderated this year compared to previous years as the focus in 2007 has been on profitable growth. Since mid-2006 we have moderated the pace of hiring and at the same time have managed out under performers: consequently, while there has been a year on year decline in producers, revenue per full-time equivalent ("FTE") employee was 5 percent higher in 2007 compared with 2006. Over the last two years we have increased our revenue per FTE employee to approximately $250,000 which has contributed to margin expansion.

Revenues: 2006 compared with 2005

Commissions and fees were $43 million, or 6 percent, higher in 2006 compared with 2005 which was attributable to organic growth. Organic revenue growth reflected strong growth across the business, and benefited from the results of our aggressive hiring strategy over the previous two years and our positive sales culture. Geographies doing particularly well in the year included the Northeast, Central and Southeast. Our Executive Risks and Employee Benefits practices also continued to perform well.

Operating margin: 2007 compared with 2006

Operating margin in North America was 19 percent in 2007 compared with 18 percent in 2006 and reflected the benefit of the increased revenue per employee discussed above and effective expense control. Margin improvement was most significant in our New York and Central regions.

Operating margin: 2006 compared with 2005

Operating margin was 18 percent in 2006 compared with 14 percent in 2005, with the 4 percentage point improvement reflecting the positive results of the accelerated hiring strategy and particularly good performances in the Northeast, Central and Southeast regions.

Strong organic revenue growth across most regions, coupled with rigorous expense management, were the cornerstones of our margin improvement.

International

	2007	2006	2005
	(millions, except percentages)
Commissions and fees	$962	$847	$791
Investment income	32	23	22
Other income	2	1	—

Total revenues	$996	$871	$813

Operating income	251	180	171
Organic revenue growth(i)	8%	7%	6%
Operating margin	25%	21%	21%

(i)
Organic revenue growth excludes the impact of foreign currency translation, acquisitions and disposals, market remuneration, investment income and other income from reported revenues. We use organic growth as a measure of business growth generated by operations that were part of the Group at the end of the period. Our method of calculating this measure may differ from that used by other companies and therefore comparability may be limited.

Revenues: 2007 compared with 2006

Commissions and fees in International were $115 million, or 14 percent, higher in 2007 compared with 2006. Some 6 percent of this increase was attributable to foreign currency translation as a significant part of International's revenues are earned in currencies that have strengthened against the dollar on a year on year basis, in particular the euro. Organic growth of 8 percent was achieved despite declining rates in most countries, with decreases of between 5 and 20 percent.

We have seen consistent growth in our International business over the last two years, with the last seven quarters all showing growth of 6 percent or higher. This growth is driven by the emerging markets, particularly Latin America, China and Asia, all of which continue to generate strong double-digit growth. The emerging market growth was complemented by good growth in mainland Europe, especially in the Nordic region, Spain, Italy and Eastern Europe. However, there was a modest decline in our UK and Irish operations revenues compared with 2006 primarily due to the declining rates environment, with decreases averaging between 15 and 20 percent.

Revenues: 2006 compared with 2005

Commissions and fees were $56 million, or 7 percent, higher in 2006 compared with 2005 of which 7 percent was attributable to organic growth and 1 percent to net acquisitions and disposals. There was a 1 percent adverse impact from foreign currency translation.

Organic growth was the result of good business growth despite a declining rate environment. Latin America (in particular Venezuela, Mexico and Brazil), Asia (Singapore, Hong Kong, Korea and China), Iberia and Italy all performed well.

Operating margin: 2007 compared with 2006

Operating margin in International was 25 percent in 2007 compared with 21 percent in 2006, with the 4 percentage point improvement reflecting the strong organic revenue growth, particularly in the emerging markets, coupled with sustained cost control and a lower UK pension expense.

Significant operating margin improvement was reported across most areas of our International segment as the effect of strong organic revenue growth, our productivity efficiencies and joint focus more than offset the adverse impact of declining rates in most countries.

Operating margin: 2006 compared with 2005

Operating margin at 21 percent in 2006 was in line with 2005 despite a softening market in most countries. Our emerging markets businesses in Latin America contributed strong operating margin improvement which offset smaller decreases elsewhere.

ACCOUNTING CHANGES

In July 2006, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109 ("FIN 48"), which clarifies the accounting for uncertainty in tax positions.

The evaluation of a tax position under FIN 48 is a two-step process:

•
The first step is recognition

Tax positions taken or expected to be taken in a tax return should be recognized only if those positions are more likely than not of being sustained upon examination, based on the technical merits of the position. In evaluating whether a tax position has met the more likely than not recognition threshold, it should be presumed that the position will be examined by the relevant taxing authority that would have full knowledge of all relevant information.

•
The second step is measurement

Tax positions that meet the recognition criteria are measured at the largest amount of benefit that is greater than 50 percent likely of being recognized upon ultimate settlement.

FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

We adopted FIN 48 with effect from January 1, 2007 and, as a consequence, recorded a $4 million increase in income taxes payable and charged a cumulative adjustment of $4 million to opening retained earnings at January 1, 2007.

CRITICAL ACCOUNTING ESTIMATES

Our accounting policies are described in Note 2 to the Consolidated Financial Statements. Management considers that the following accounting estimates or assumptions are the most important to the presentation of our financial condition or operating performance. Management has discussed its critical accounting estimates and associated disclosures with our Audit Committee.

Pension expense

We maintain defined benefit pension plans that cover a majority of our employees in the United States and United Kingdom, although the UK plan was closed to new entrants in January 2006. New entrants in the United Kingdom are now offered the opportunity to join a defined contribution plan. Elsewhere, pension benefits are typically provided through defined contribution plans.

We make a number of assumptions when determining our pension liabilities and pension expense which are reviewed annually by senior management and changed where appropriate. The discount rate will be changed annually if underlying rates have moved whereas the expected long-term return on assets will be changed less frequently as longer term trends in asset returns emerge. Other material assumptions include rates of participant mortality, the expected long-term rate of compensation and pension increases and rates of employee termination.

We recorded a net pension credit on our defined benefit pension plans in 2007 of $10 million, compared to a net pension expense of $29 million in 2006, a decrease of $39 million.

The UK plan decrease was $37 million mainly reflecting an increase in the expected return on assets in the UK plan due to higher asset levels following significant additional contributions in 2006 and 2007 and the benefit of good returns in 2006. The US pension charge was $2 million lower in 2007 with the decrease mainly due to savings attributable to the 2005 headcount reduction program.

Based on December 31, 2007 assumptions, we expect the net pension credit in 2008 to increase by between $10 to $15 million principally reflecting a further increase in the UK expected return on assets reflecting the 2007 and expected 2008 additional contributions and increased UK member contributions in 2008.

UK plan

	As disclosed using December 31, 2007 assumptions	Impact of a 0.25 percentage point increase in the expected rate of return on assets(1)	Impact of a 0.25 percentage point increase in the discount rate(1)	One year increase in mortality assumption(1)(2)
	(millions)
Estimated 2008 expense	$(35)	$(6)	$(5)	$7
Projected benefit obligation at December 31, 2007	2,084	N/A	(94)	50

(1)
With all other assumptions held constant.

(2)
Assumes all plan participants are one year younger.

Expected long-term rates of return on plan assets are developed from the expected future returns of the various asset classes using the target asset allocations. The expected long-term rate of return used for determining the net UK pension expense in 2007 remained unchanged at 7.75 percent, equivalent to an expected return in 2007 of $182 million. The expected and actual returns on UK plan assets for the three years ended December 31, 2007 were as follows:

	Expected return on plan assets	Actual return on plan assets
	(millions)
2007	$182	$99
2006	143	141
2005	107	282

Rates used to discount pension plan liabilities at December 31, 2007 were based on yields prevailing at that date of high quality corporate bonds of appropriate maturity. The selected rate used to discount UK plan liabilities was 5.9 percent compared with 5.3 percent at December 31, 2006 with the increase reflecting an increase in long term bond rates in the United Kingdom in the latter part of 2007. The higher discount rate generated an actuarial gain of $136 million at December 31, 2007 which was partly offset by a $16 million actuarial loss attributable to an increase in the inflation and salaries assumptions.

Mortality assumptions at December 31, 2007 were unchanged from December 31, 2006. As an indication of the longevity assumed, our calculations assume that a UK male retiree aged 65 at December 31, 2007 would have a life expectancy of 20 years.

US plan

	As disclosed using December 31, 2007 Assumptions	Impact of a 0.25 percentage point increase in the expected rate of return on assets(1)	Impact of a 0.25 percentage point increase in the discount rate(1)	One year increase in mortality assumption(1)(2)
	(millions)
Estimated 2008 expense	$12	$(1)	$(1)	$2
Projected benefit obligation at December 31, 2007	641	N/A	(21)	19

(1)
With all other assumptions held constant.

(2)
Assumes all plan participants are one year younger.

The expected long-term rate of return used for determining the net US pension scheme expense in 2007 was 8.0 percent, compared with an actual return of 8.3 percent. The rate used to discount US plan liabilities at December 31, 2007 was 6.0 percent, determined based on expected plan cash flows discounted using a corporate bond yield curve, the same rate used at December 31, 2006. The expected and actual returns on US plan assets for the three years ended December 31, 2007 were as follows:

	Expected return on plan assets	Actual return on plan assets
	(millions)
2007	$44	$46
2006	39	78
2005	35	39

Mortality assumptions at December 31, 2007 were changed from December 31, 2006. The new mortality assumption is the RP-2000 Mortality Table (blended for annuitants and non-annuitants), projected to 2008 by Scale AA. As an indication of the longevity assumed, our calculations assume that a US male retiree aged 65 at December 31, 2007 would have a life expectancy of 18 years.

Income taxes

We recognize deferred tax assets and liabilities for the estimated future tax consequences of events attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases and operating and capital loss and tax credit carryforwards. We estimate deferred tax assets and liabilities and assess the need for any valuation allowances using enacted rates in effect for the year in which the differences are expected to be recovered or settled taking into account our business plans and tax planning strategies.

At December 31, 2007, the Company had gross deferred tax assets of $202 million (2006: $237 million) against which a valuation allowance of $69 million (2006: $73 million) had been recognized. To the extent that:

•
the actual future taxable income in the periods during which the temporary differences are expected to reverse differs from current projections;

•
assumed prudent and feasible tax planning strategies fail to materialize;

•
new tax planning strategies are developed;

•
or material changes occur in actual tax rates or loss carry forward time limits,

the Company may adjust the deferred tax asset considered realizable in future periods. Such adjustments could result in a significant increase or decrease in the effective tax rate and have a material impact on our net income.

Positions taken in the Company's tax returns may be subject to challenge by the taxing authorities upon examination. The Company recognizes the benefit of uncertain tax positions in the financial statements when it is more likely than not that the position will be sustained on examination by the tax authorities. The benefit recognized is the largest amount of tax benefit that is greater than 50 percent likely of being realized on settlement with the tax authority, assuming full knowledge of the position and all relevant facts. The Company adjusts its recognition of these uncertain tax benefits in the period in which new information is available impacting either the recognition or measurement of its uncertain tax positions.

Commitments, contingencies and accrued liabilities

We purchase professional indemnity insurance for errors and insurance claims. The terms of this insurance vary by policy year and self-insured risks have increased significantly over recent years. We have established provisions against various actual and potential claims, lawsuits and other proceedings relating principally to alleged errors and omissions in connection with the placement of insurance and reinsurance in the ordinary course of business. Such provisions cover claims that have been reported but not paid and also claims that have been incurred but not reported. These provisions are established based on actuarial estimates together with individual case reviews and are believed to be adequate in the light of current information and legal advice.

NEW ACCOUNTING STANDARDS

There were no new accounting standards issued during the year that would have a significant impact on the Company's reporting.

LIQUIDITY AND CAPITAL RESOURCES

In March 2007, we issued $600 million of 10 year senior notes at 6.20%. We used the proceeds of the notes to fund share buybacks in the period and to repay a net $150 million on our revolving credit facility. On November 7, 2007, we executed an amendment to our revolving credit facility which increased our permitted leverage ratio from 2.5:1 to 3.0:1.

We repurchased shares totaling $481 million through our share buyback programs in 2007. On November 1, 2007, the Board authorized a new share buyback program for $1 billion. This replaced our previous $1 billion buyback program and its remaining $308 million authorization. There were no share repurchases under the new authorization in 2007. As of February 22, 2008, we had repurchased 908,000 shares at a cost of $30 million under the new authorization.

Our investment grade credit ratings were reaffirmed when we issued the $600 million of notes in March 2007. We believe that these ratings, together with the amendment to our revolving credit facility and our consistent generation of cash, allow us flexibility in our capital planning.

Going forward into 2008, we intend to continue to proactively manage our capital through the share buyback program funded by raising new debt.

Fiduciary funds

As an intermediary, we hold funds generally in a fiduciary capacity for the account of third parties, typically as the result of premiums received from clients that are in transit to insurers and claims due to clients that are in transit from insurers. We report premiums, which are held on account of, or due from, clients as assets with a corresponding liability due to the insurers. Claims held by, or due to, us which are due to clients are also shown as both assets and liabilities. All these balances due or payable are included in accounts receivable and accounts payable on the balance sheet. We earn interest on these funds during the time between the receipt of the cash and the time the cash is paid out. Fiduciary cash must be kept in certain regulated bank accounts subject to guidelines, which generally emphasize capital preservation and liquidity, and is not generally available to service our debt or for other corporate purposes.

Own funds

As of December 31, 2007, we had cash and cash equivalents of $200 million, compared with $288 million at December 31, 2006, and $250 million of our $300 million revolving credit facility remained available to draw.

Operating activities

Net cash provided by operations, which excludes fiduciary cash movements, was $268 million in 2007 compared with $147 million in 2006 and $95 million in 2005. Net cash provided by operations has been significantly impacted by the accelerated funding of our pensions schemes over the last three years, with additional contributions of $153 million in 2007, $211 million in 2006 and $50 million in 2005.

Net cash from operations in 2007 was $121 million higher than in 2006 mainly reflecting:

•
a $27 million increase in net income before gains relating to investment activities;

•
a $58 million reduction in additional contributions to our UK and US defined benefit pension plans; and

•
the benefit of a $13 million reduction in taxes paid.

Net cash from operations in 2006 was $52 million higher than in 2005 and included:

•
a $168 million increase in net income; and

•
a reclassification of approximately $134 million own funds to fiduciary funds under Financial Services Authority ("FSA") regulations in the United Kingdom which came into force in January 2005 and affected the timing of transferring commissions from fiduciary funds to own funds;

partly offset by

•
a $161 million increase in additional contributions to our UK and US defined benefit pension plans.

Investing activities

Total net cash used in investing activities was $221 million in 2007 compared with inflows of $67 million in 2006 and $32 million in 2005.

The net increase in cash used in investing activities of $288 million in 2007 compared with 2006 was mainly attributable to:

•
a $130 million increased investment in fixed assets primarily relating to $106 million of expenditure on the fit-outs of our new US and UK headquarters buildings; and

•
cash proceeds on disposal of fixed and intangible assets of $27 million in 2007 compared with $205 million in 2006, primarily reflecting the $202 million proceeds on sale of our London headquarters in 2006.

The net increase in cash provided by investing activities of $35 million in 2006 compared with 2005 was mainly attributable to:

•
the cash proceeds of $202 million on disposal of our London headquarters in 2006. We leased back the property at an annual rental of $13 million until April 30, 2008 when we expect to move into our new London headquarters;

partly offset by

•
a reduction in net cash proceeds from disposal of operations of $85 million, primarily due to the 2005 disposal of Stewart Smith; and

•
a $63 million increase in cash payments for acquisitions of subsidiaries and associates.

Cash used for acquisitions of subsidiaries and associates in 2007 amounted to $82 million (net of cash acquired), and was primarily incurred in acquiring InsuranceNoodle in Chicago and an additional 17 percent of our Irish operation, Coyle Hamilton Willis.

In January 2008, we acquired a further 4 percent of voting rights in Gras Savoye & Cie, our French associate, for $30 million, which combined with the additional 5 percent we acquired in 2006, brings our total voting interest to 42 percent. The acquisitions were pursuant to a put arrangement we entered into in 1997, see "Contractual Obligations" below.

Financing activities

Cash used in financing activities amounted to $146 million in 2007, compared with $129 million in 2006 and $270 million in 2005.

Long-term debt

In March 2007, we issued $600 million of 10 year senior notes at 6.20 percent. We used the proceeds of the notes to fund share buybacks and to repay a net $150 million on our revolving credit facility.

In addition, on November 7, 2007, we amended our revolving credit facility to increase the permitted leverage ratio (defined as net indebtedness to consolidated EBITDA for the prior four quarters) from 2.5:1.0 to 3.0:1.0. At December 31, 2007, our leverage ratio was approximately 1.5:1.0, up from 0.8:1.0 at December 31, 2006.

In 2006, we drew down $200 million on our revolving credit facility, with the increase primarily funding our increased pension contributions. In 2005, we completed a senior notes offering of $600 million in July with the proceeds used to repay a $450 million term loan and to fund share buybacks.

Share buybacks

We continued to buy back shares in 2007, repurchasing 11.5 million shares for $480 million of cash during the year compared with 5.4 million shares for $211 million in 2006 and 10.3 million shares at a cost of $360 million in 2005.

Dividends

Cash dividends paid in 2007 were $143 million compared with $145 million in 2006 and $135 million in 2005. In February 2008, the quarterly cash dividend declared was increased by 4 percent to $0.26 per share, an annual rate of $1.04 per share. We have funded dividends from cash generated internally by operations and expect to do so in the future.

CONTRACTUAL OBLIGATIONS

Our contractual obligations at December 31, 2007 were:

	Payments due by
Obligations	Total	2008	2009– 2010	2011– 2012	After 2012
	(millions)
5.125% Senior Notes due 2010	$250	$—	$250	$—	$—
5.625% Senior Notes due 2015	350	—	—	—	350
6.200% Senior Notes due 2017	600	—	—	—	600
Revolving credit facility expires 2010(i)	50	—	50	—	—
Interest on Senior Notes	550	70	139	114	227

Long-term debt and related interest	1,800	70	439	114	1,177
Operating leases	1,398	88	156	128	1,026
Pensions	347	149	198	—	—
Put options relating to subsidiaries and associates(ii)	614	457	138	—	19

Total contractual obligations	$4,159	$764	$931	$242	$2,222

(i)
Our revolving credit facility expires in October 2010. Under the facility we have the ability to drawdown funds which reprice at LIBOR plus 0.375 for the drawdown period. Interest on this revolving credit facility has not been included in the above table as we are not able to predict when and how much we will draw on the facility in the future.

(ii)
Based on the earliest dates on which options could be exercised.

Long-term debt

On March 28, 2007, we issued $600 million of 10 year senior notes at 6.20%. We used the proceeds of the notes to fund share buybacks and to repay the then outstanding borrowings of $200 million under our revolving credit facility.

Operating leases

We are currently moving from Ten Trinity Square into our new London headquarters in Lime Street. In November 2004, we entered into an agreement to lease the Lime Street building and took control of the building in June 2007 under a 25 year operating lease. Annual rentals are $41 million per year and we have subleased or agreed to sublease approximately 25 percent of the premises under leases up to 15 years long. The outstanding contractual obligation for lease rentals at December 31, 2007 was $947 million and the amounts receivable from committed subleases was $78 million.

Pensions

Following changes to UK pensions legislation in 2005, we are now required to agree a funding strategy for our UK defined benefit plan with the plan's trustees. In July 2007, we agreed to make full year contributions of $149 million for 2008 and 2009 and $49 million of full year contributions for 2010.

Put options relating to subsidiaries and associates

In connection with many of our investments in less than wholly-owned subsidiaries and associates, we retain rights to increase our ownership percentage over time, typically to a majority or 100 percent ownership position. In addition, in certain instances, the other owners have a right, typically at a price calculated pursuant to a formula based on revenues or earnings, to put some or all of their shares to us.

As part of the 1997 acquisition of our initial 33 percent shareholding of Gras Savoye, we entered into a put arrangement, whereby the other shareholders in Gras Savoye (primarily two families, two insurance companies and Gras Savoye's executive management team) could put their shares to us. Until the end of 2011, we will be obligated to buy the shares of certain shareholders to the extent those shareholders put their shares, potentially increasing our ownership from the 38 percent holding at December 31, 2007 to 90 percent if all shareholders put their shares, at a price determined by a contractual formula based on earnings and revenue. We acquired an additional 4 percent of Gras Savoye at a cost of $30 million under these arrangements in January 2008 in addition to the 5 percent acquired at a cost of $25 million in September 2006, taking our current holding to 42 percent. In addition, we have agreed with one of the shareholders that they may put their shares representing an additional 5.5 percent to us in December 2008 for a fixed price of $42 million, which would bring our total ownership interest to 48 percent. If the shareholder does not exercise this option they may exercise the general put option beginning in January 2009 at a price based on the original contractual formula.

Management shareholders of Gras Savoye (representing approximately 10 percent of shares) do not have general put rights before 2011, but have certain put rights on their death, disability or retirement from which payments, at December 31, 2007 based on the formula would not have exceeded $76 million. The shareholders may put their shares individually at any time during the put period.

We believe that, should the aggregate amount of Gras Savoye shares be put to us, sufficient funds would be available to satisfy this obligation. In addition, we have a call option to move to majority ownership under certain circumstances and in any event by December 2009. Upon exercising this call option, the remaining Gras Savoye shareholders will continue to have a put option.

Off-balance sheet transactions

Apart from commitments, guarantees and contingencies, as disclosed in Note 15 of the Consolidated Financial Statements, the Company has no off-balance sheet arrangements that have, or are reasonably likely to have, a material effect on the Company's financial condition, results of operations or liquidity.

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  Exhibit 99.01